EXHIBIT 10.1

DATED 30 March 2004

HBI SALES PRIVATE LIMITED

(1)

ZACAN HOLDINGS PROPRIETARY LIMITED

(2)

ICT/EUROPETEC LIMITED

(3)

MIR TECHNOLOGIES LLC

(4)

- and -

MOBILEMAIL LIMITED

(5)

AGENCY EXPLOITATION AGREEMENT

for the commercial exploitation

of the MobileMail Technology

THIS AGENCY AGREEMENT is made the 30th day of March 2004

B E T W E E N :

(1)	HBI SALES PRIVATE LIMITED a company registered in Asia whose registered office is situate at 204A Mittal Towers, 6 M.G. Road, Bangalore 560 001, India ("the First Licensor ");

(2)	ZACAN HOLDINGS PROPRIETARY LIMITED a company registered in Australia whose registered office is situate at Level 5, 49 Market Street, Sydney, New South Wales, Australia ("the Second Licensor");

(3)	ICT/EUROPETEC LIMITED a company registered in England and Wales whose registered office is situate at 4 Bedford Row, London WC1R 4DF ("the Third Licensor");

(4)

MIR TECHNOLOGIES LLC a company registered in the United States whose registered office is situate at Agents and Corporations Inc., 1201 Orange Street, Suite 600, City of Wilmington, New Castle County, Delaware 19801, United States ("the Fourth Licensor") and

(5)	MOBILEMAIL LIMITED (a limited company registered in England and Wales) whose registered office is situated at 27 New Bond Street, London W1S 2RH (“the Agent").

WHEREAS

RECITALS

1.

The First Licensor entered into a Licence Agreement with MobileMail Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Asia.

2.

The Second Licensor entered into a Licence Agreement with MobileMail Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Australia.

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3.

The Third Licensor entered into a Licence Agreement with MobileMail Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Europe.

4.

The Fourth Licensor entered into a Licence Agreement with MobileMail Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the territory defined as USA and Canada.

5.

The First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor have agreed that it would be commercially advantageous for each of them to join together in the appointment of one agent to exploit the rights granted to each of them under their respective License Agreements and have agreed to appoint the Agent upon the terms and conditions of this Agreement.

6.

The First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor have agreed that, wherever commercially possible or reasonable, they shall act with one voice and provide one set of instructions to the Agent but that each shall, where necessary or desirable, be able to individually to apply the terms of this Agreement to their own Territory and licence agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement the following words and expressions will have the following meanings:

“Business Day”	any day other than a Saturday or Sunday or statutory Bank Holiday;

“Duties	duties of the Agent in relation to the commercial exploitation of the rights as set out in the Schedule 1 to this Agreement;
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“Exploitation Forecast”	the forecasts of income and expenditure for the exploitation set out in Schedule 2 to this Agreement;

“Licensor”	any one of the First Licensor, the Second Licensor, the Third Licensor or the Fourth Licensor;

“Minimum”	the sum of £640,000;

“The Payment”	25% of the Turnover;

“Period”	each calendar quarter;

“Rights”	the intellectual property rights to the technology and software for the MobileMail Technology listed in Schedule 3 including all future upgrades;

“Territory”	the respective territory or territories defined in each licence agreement referred to above;

“Turnover”	the gross income (exclusive of VAT) from the Exploitation of the Rights.

Definitions used in this Agreement shall apply to each Licensor mutatis mutandis

2.	DUTIES OF THE AGENT

The agent will commercially exploit the rights and will:

(i) carry out its Duties and use its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast.

(ii) accept and carry out work and services related to the exploitation in accordance with instructions and direction given by the Licensors for each of their territories.

(iii)

participate in at least one monthly management meeting with the Licensors or as they may direct and report the exploitation results for the month in a format directed by the Licensors or as they may direct.

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(iv)	participate as may from time to time be required in any other meeting with the Licensors or as they may direct.

(v)	accept the directors and requests from the Licensors and carry out work resulting from the directions and requests in a proper manner.

3.	PAYMENT TO THE AGENT

3.1	In consideration of the Agent carrying out the Duties and giving the warranty in clause 4, the Licensors jointly agree that the Agent shall be entitled to an aggregate sum equal to the Payment.

3.2	The Payment shall be made to the Agent within fourteen (14) Business Days of the finalisation of the Accounts of the Partnership in respect of each period.

3.3	A Certificate in writing signed by the Licensors stating the total amount due to the Agent shall in the absence of manifest error be conclusive evidence thereof.

4.	WARRANTY

(i) The agent hereby confirms that the Exploitation Forecast is reasonable and expresses the Agent’s current expectations of turnover and Costs as a result of the exploitation of the Rights.

(ii)

The Agent warrants to the Licensors that the aggregate Turnover in any Period as a result of the Agent carrying out the Duties shall not be less than the Minimum in respect of the first thirty six (36) calendar months from the date hereof.

5.	INDEMNITY

The Agent agrees to indemnify and keep indemnified the Licensors from and against any and all losses, costs, damages, claims, demands, expenses and liabilities incurred or suffered (together with legal fees and costs incurred thereon) by the Licensors as a result of any breach by the agent or its agents, employees, licensees or customers pursuant to the terms of this Agreement provided that such liability has not been incurred by the Agent through any default by the Licensors.

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6.	NON COMPETITION

For so long as this Agreement is in existence in relation to one or more of the Licensors, the Agent undertakes and covenants with the First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor individually covenants that it will not during the subsistence of this Agreement and for a term of one year after its termination (howsoever terminated), deal with, exploit, sell, distribute or otherwise be involved or interested in, whether directly or indirectly, any software or technology which is similar to or in competition with the Rights.

7.	PROPERTY AND CONFIDENTIALITY IN THE RIGHTS

	7.1	The Rights contain confidential information of the Licensors and all copyright, trademarks and other intellectual property rights in the Rights are the exclusive property of the Licensors.

	7.2	The Agent shall not:

		7.2.1	save as provided or agreed by the Licensors make up backup copies of the Rights;

		7.2.2	reverse compile, copy or adapt the whole or any part of the Rights;

		7.2.3	assign, transfer, sell, lease, rent, charge or otherwise deal in or encumber the Rights or use the Rights on behalf of any third party or make available the same to any third party

	7.3	The Agent shall:

		7.3.1	keep confidential the Rights and limit access to the same to those of its employees, agents and sub-contractors who either have a need to know or who are engaged in the exploitation of the Rights;

		7.3.2	maintain an up to date written record of the number of copies of the Rights and their location and upon request forthwith produce such record to the Company;
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7.3.3

notify the Licensors immediately if the Agent becomes aware of any unauthorised use of the whole or any part of the Rights by any third party; and 7.3.4 without prejudice to the foregoing take all such other steps as shall from time to time be necessary to protect the confidential information and intellectual property rights of the Licensors in the Rights.

7.4

The Agent shall inform all relevant employees, agents and sub-contractors that the Rights constitute confidential information of the Licensors and that all intellectual property rights therein are the property of the Licensors and the Agent shall take all such steps as shall be necessary to ensure compliance by its employees, agents and sub- contractors with the provision of this clause 7.

8.	TERMINATION

(i)

This Agreement shall terminate in the event of either of the parties giving to the other not less than thirty (30) Business Days notice in writing at any time after the third anniversary of this Agreement.

(ii)

The Licensors, or any one of the Licensors in respect of its own rights or territories, may terminate this Agreement at any time upon giving not less than thirty (30) Business Days notice in writing at any time.

(iii)

This Agreement may be terminated forthwith by either party if the other shall convene a meeting of its creditors or if a proposal shall be made for voluntary arrangement or a proposal for any other composition scheme or arrangements with (or assignment for the benefit of) its creditors or if the other shall be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or if a Trustee, Receiver or Administrative Receiver or similar officer is appointed in respect of all or any part of the business or assets of the other or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are

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taken for the winding-up of the other or for the making of an administration order (otherwise done for the purpose of an amalgamation or reconstruction)

(iv)

In the event of termination for whatever reason the Agent shall forthwith pass to the Licensors all documents, samples and publicity promotional and advertising material in its possession or under its control and shall forthwith cease to make any representation that it is in any way involved with the Licensors.

(v) Termination for whatever reason shall not affect the right of the Agent to receive monies referred to in clause 3 where such monies have been earned prior to the date of termination.

(vi) The agent agrees that it shall not be entitled to any compensation in the event of this Agreement being terminated for whatever reason.

9.	ENTIRE AGREEMENT

The parties acknowledge that this Agreement constitutes the whole agreement between the parties and shall supersede any prior agreements between the parties whether written or oral and that any such prior agreements are cancelled as at the date hereof.

10.	NO PARTNERSHIP

The parties confirm that they are not partners or joint venturers.

11.	FORCE MAJEURE

If due performance of this Agreement by either party hereto is affected in whole or in part by reason of any event, omission, accident or other matter beyond the reasonable control of such party, such party shall give prompt notice thereof to the other party and shall be under no liability for any loss, damage, injury or expense (whether direct or consequential) suffered by the other party or parties due to the affected performance. Such party shall use all reasonable efforts to avoid or overcome the causes affecting performance and shall fulfil all outstanding performance as soon as it becomes practicable to do so.

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12.	WARRANTIES AND INDEMNITIES

12.1

Each party hereby represents and warrants to the other that there are no material agreements, licences or obligations known to it what would affect this Agreement other than previously disclosed by it and that each had dealt with the other in negotiating this Agreement with good faith

12.2	Each party represents and warrants to the other that:

(i) the making and performance of this Agreement are within its powers and do not contravene any law or contractual restriction on it;

(ii) there are no pending or threatened claims, actions or proceedings which would be reasonably likely to affect materially and adversely the financial condition of the that party;

12.3

The parties undertake to each other that each of them will indemnify and keep the other indemnified from and against any and all losses, costs, claims, demands, actions or liabilities suffered or incurred directly or indirectly by the other as a result of the breach by that party of any of the warranties referred to above.

13.	NOTICES AND OTHER MATTERS

13.1

Any notice to be given pursuant to the terms of this Agreement shall be in writing delivered by hand or by first class mail or by facsimile. Any such notice shall be delivered (i) in the case of a company registered in England and Wales, to its registered office address or to such other address in England as may subsequently be notified by notice given pursuant to the terms of this clause, and (ii) in the case of an individual, or of an organisation other than a company registered in England and Wales, to an address in England notified by notice given pursuant to the terms of this clause. Any notice given shall be deemed to be given, in the case of a notice delivered by hand, on the Business Day following receipt, in the case of a notice delivered by pre-paid first class mail from England, three Business Days after posting, and in the case of a notice given by facsimile, on the first Business Day following transmission. In proving service by mail it shall be sufficient to show that the envelope containing the notice was properly addressed, stamped and posted.

13.2

No failure or delay on the part of any party to exercise any power, right or remedy under this agreement shall operate as a waiver thereof nor shall any single or partial exercise by that party of any power, right or remedy preclude any other or further exercise of any other power, right or remedy. The remedies of each of the

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parties provided by this Agreement are cumulative and are not exclusive of any remedies provided by law.

13.3

If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

13.4	This agreement shall be governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English Courts.

14.	ASSIGNMENT

This Agreement shall not be assigned by any party without the written consent of the others save that in the case of an assignment by one of the Licensors consent shall not be necessary from the other Licensors and the Agent shall not be entitled to unreasonably withhold or delay its consent.

15.	AGREEMENT MODIFICATION

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorised representatives of the parties hereto.

IN WITNESS WHEREOF the parties have executed this instrument as a deed and have delivered it upon dating it.

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SCHEDULE 1

The Agent’s Duties

The Agent will commercially exploit the Rights and its duties will include, but are not restricted to, the following:

(i)	carrying out its Duties and using its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast;

(ii)	accepting and carrying out work and services related to the exploitation in accordance with instructions and directions given by the Licensors;

(iii)	participating in at least one monthly management meeting with the Licensors or as they may otherwise direct and reporting the exploitation results for the month in a format directed by the Licensors;

(iv)	participating as may from time to time be required in any other meeting with the Licensors or as they may otherwise direct;

(v)	accepting the directions and requests from the Licensors or as they may otherwise direct and carrying out work resulting from the directions and requests in a proper manner;

(vi)	providing quarterly reviews of the public reactions to the Rights and a financial comparison between actual performance and results against those in the Exploitation forecast;

(vii)	discussing possible changes to the financial assumptions in sufficient time before the end of the financial year to enable budgets to be prepared for the following year;

(viii)	undertaking any other duties or activities relating to the Rights which may reasonably be requested by the Licensors.

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SCHEDULE 2

Exploitation Forecast

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SCHEDULE 3
The Rights

INTRODUCTION

The Mobilemail application suite has been in development for more than 2 years and is owned by Mobilemail Inc. (“the Company”), with a range of reseller and exploitation agreements already in place for the Asian, Australian, North American and European markets.

BACKGROUND

The Company has created a platform for enabling messaging traffic from the internet to wireless devices. Using this platform the Company will allow network operators and enterprises to offer their customers SMS (short messaging services) on their home pages and the possibility to send messages from their computers. The Company intends to exploit the capability of its platform to establish a position as one of the leading enablers of messaging from the internet to mobile wireless devices. The products have already proven to be a commercial success with several enterprise implementations in place.

PRODUCTS AND SERVICES

The Company has created a flexible, scalable, carrier class server platform (“Messenger”) for messaging from the internet to wireless devices. The company’s Enterprise Solution, makes sending short messages from computers to mobile devices a simple valueadded service for all customers. The service is easy to access by the customer and easy for the operator to distribute. The operator does not need to interfere in the distribution of the services. All customers can sign up to the service directly and download the executive software client directly to their PC. All messages are sent directly from the computers and are charged for, with both prepaid and normal invoices supported.

The time it takes for a customer to access the service is less than five minutes. Different versions of the applications exist to meet individual customer demands. The Company has developed the corporate platform using a combination of existing enterprise-level server software and proprietary-built components. The system is designed to deliver messages to all wireless devices; from SMS-enabled phones to forthcoming MMS- enabled wireless devices. The Messenger architecture is able to provide scalability and flexibility in line with the additional features and new functionality. The key is the object-orientated and highly scalable architecture. The two main products in the corporate platform are the distributed client software applications: MailSMS and EasySMS both pursue the same goal; making it easy to wireless with the PC.

MARKET DEFINITION

The European Telecommunications Standards Institute (ETSI) defined SMS in the first phase of the GSM (Global Service for Mobile Communication) standard in 1989. It is widely believed that the first ‘short message’ was sent in December of 1992 from a personal computer to a mobile phone on the Vodafone GSM network in the UK. It wasn’t until 1994 that SMS became a commercially available product to mobile subscribers.

In Europe, SMS quickly took off as an effective means of communicating between two parties, and perhaps more importantly at the time, a less expensive alternative to voice calls. Youths were the fastest to adapt to SMS, transforming it into somewhat of a generation symbol. Mass-market acceptance quickly took shape as the user base expanded beyond the youth segment.

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European wireless network operators and service providers alike recognised SMS as a lucrative business opportunity, as the service could be offered without significant capital investment in the carrier’s network, and at minimal variable operating costs. SMS also offered tremendous opportunities to strengthen customer loyalty and generate significant additional revenue streams through the development of premium-based SMS services.

Today SMS is among the most widely used features available to mobile phone users worldwide. According to the GSM Association, a record of 15 billion SMS were sent over the world's GSM wireless networks during December 2000. The GSM Association estimates that the total number for 2001 was 250 billion. By far the greatest usage of traffic is generated by consumer applications.

The European success with SMS-services spread to the rest of the wireless world in the nineties, and was soon adapted for most markets. Today the highest number of messages per user is today to be found in the Philippines closely followed by the Nordic countries. The last large region to adapt to the concept of messaging has been North America, but the growth is numbers of messages in the US and Canada has been similar to that in Europe since the concept was commercially promoted nationwide in the US for the first time during Superbowl 2002. Because of this, it’s realistic to anticipate that North America will catch up with the rest of the world within the next 2-3 years.

The tremendous growth in messaging around the world is the result of a high growth in mobile penetration in most markets, general adaptation of the concept among broad range of user groups and the launch of value-added services. It’s reasonable to anticipate that the growth will be lower in the years to come as some countries already has a mobile penetration higher than 70%, but the growth will still be substantial due to new services and adaptation among new customer segments especially in South and North America. Mobile phone penetration in Europe currently stands at more than 70%, with Japan at 54% and the US at 45% (www.ft.com, Sept 2002). Mobile subscriber growth in Europe is predicted to stagnate at around the 300 million mark for the foreseeable future.

MARKETING AND SALES STRATEGY

The Company will focus on providing operators, enterprises and consumers with easy-to- adapt products in those markets that have both a high Internet penetration and a high mobile penetration. In the first stage Western-European countries like the UK and Germany will be targeted and in the second stage North-America, Asia and Australia.

To facilitate the international sales and marketing of the Mobilemail applications outside the European region, Mobilemail Inc. has entered into a range of reseller agreements with highly efficient marketing and sales organisations in countries such as India, Australia and US. Each reseller will have the rights to exploit the application in its particular area. The various resellers have been appointed due to their track record in selling complex mobile solutions at high levels.

REVENUE

With only a handful of players operating in this market, the Company aims to establish itself as a serious contender for providing Mobile Operators and Enterprises with SMS- enabling business-to-business and business-to-consumer solutions. As the technology development for the first stage of sales and marketing is in place, the Company anticipates a speedy market entry and the generation of revenue. The company aims to become cash positive within the first year of operation.

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IN WITNESS WHEREOF the parties have executed this instrument as a deed and have delivered it upon dating it.

EXECUTED As A Deed By	)
HBI SALES PRIVATE LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)

In The Presents Of		/s/ "Peter Hilton"
Director
Witness Signature /s/ "Lorne Christensen"

Name 1 Court Royal

Address London SW15 2B2		Director/Secretary

Occupation PA

EXECUTED As A Deed By	))
ZACAN HOLDINGS PROPRIETARY LIMITED	))
Acting By	))
A Director And By	))
A Director/Secretary	))

In The Presents Of		/s/ "Bob Spears"
Director
Witness Signature /s/ "Gary O'Connell"

Name Gary O'Connell

Address Apt 21, 201 Susses Street		Director/Secretary

Occupation _______________________________

EXECUTED As A Deed By	)
ICT/EUROTETEC LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)

In The Presents Of		/s/ "◆"
Director
Witness Signature

Name _____________________________________		/s/ "John Bailey"
Director/Secretary
Address____________________________________

____________________________________

Occupation _________________________________

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EXECUTED As A Deed By	)
MIR TECHNOLOGIES LLC	)
Acting By	)
A Director And By	)
A Director/Secretary	)

In The Presents Of		/s/ "Tim Cocker"
Director
Witness Signature

Witness Signature /s/ "Ulrik DeBo"

Name Rebecca Poncini		Director/Secretary

Address 7131 Spicer Dr.

Citrus Heights CA 95621

Occupation Engr. Tech

EXECUTED As A Deed By	)
MOBILEMAIL LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)

In The Presents Of		/s/ "Mark Gebhard"
Director
Witness Signature /s/ "Ulrik DeBo"

Name Ulrik DeBo
Director/Secretary
Address 91a Breakspears Road

London SE4 1TX		pp Kingsland (Services) Limited

Occupation Sales

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